Contact:
                                                             Richard F. Latour
                                                             President and CEO
                                                             Tel: 781-994-4800


                           MICROFINANCIAL INCORPORATED
                          Secures New Funding Facility



Woburn, MA--June 14, 2004 MicroFinancial Incorporated (NYSE-MFI), announced today that the Company has secured a $10 million credit facility that will enable it to immediately resume microticket contract originations. Previously, MicroFinancial had suspended contract originations when the Company's previous credit facility failed to renew in October 2002. The new facility is comprised of a one-year $8 million line of credit from Acorn Capital Group, and a $2 million three-year subordinated note from AMPAC.

In conjunction with raising new capital, the Company also announced the inauguration of a new wholly owned operating subsidiary, TimePayment Corp. LLC.

Mr. Richard F. Latour, President and CEO, said, "We are very pleased to be reentering the lease origination market and believe this agreement is a critical next step in our turnaround process. Although our current bank agreement made securing this facility a lengthier and more challenging effort than we had expected, this new capital will enable us to begin originating new leases, and thereby, contribute to the long-term success of the Company. We continue to seek a larger, more permanent line of credit under more favorable terms as the next step in this process in order to provide better service to our customers."

Mr. Richard F. Latour, concluded, "I would like to express gratitude to our employees, customers and shareholders who have supported us during this difficult period."

About Microfinancial

MicroFinancial Inc. (NYSE: MFI), headquartered in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986.



Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes,"
"anticipates," "expects," "views, " and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to anticipate or respond timely to changes which could adversely affect its operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.